Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Radcom Ltd.

We consent to the use of our report dated June 30, 2007, with respect to the consolidated balance sheets of Radcom Ltd. and its subsidiaries as of December 31, 2007 and 2006 and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2007, incorporated herein by reference, which report appears in the annual report on Form 20-F for the year ended December 31, 2007 of Radcom Ltd., filed with the securities and exchange commission on June 30, 2008, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to the adoption by Radcom Ltd. of Statement of Financial Accounting Standard No. 123R “Share-Based Payment,” effective January 1, 2006.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
Member Firm of KPMG International

Tel-Aviv, Israel
August 7, 2008